Exhibit 99.1

Home Point Capital Reports First Quarter 2021 Financial Results

–Record Quarterly Origination Volume of $29 Billion, Up 260% Year-Over-Year–
–Six-fold Increase in Quarterly Net Revenue Year-Over-Year to $422 Million–
–First Quarter Net Income of $149 Million—

ANN ARBOR, Mich., May 6, 2021 — Home Point Capital Inc. (NASDAQ: HMPT) (together with its subsidiaries, “Home Point Capital” or the “Company”), the parent entity of Home Point Financial Corporation (“Homepoint”), today announced its financial results for the first quarter ended March 31, 2021.

“Our results for the first quarter of 2021 reflect the benefits of Home Point Capital’s diversified business model, which enables the Company to create value in a variety of macroeconomic environments,” said Willie Newman, President and Chief Executive Officer. “We entered 2021 with significant momentum and this was reflected in the first quarter, as we originated a record $29 billion of funded volume. We also significantly increased the pace of new broker partner additions to our platform, which we believe will drive long-term growth in our market share. In addition, our growing servicing book and increases in valuation were also positive contributors to our first quarter results. Looking forward, we remain focused on expanding our market share and partner network, driving efficiency across our business, and building sustainable long-term value for our stakeholders.”

First Quarter 2021 Financial Summary

($mm, except per share values)	For the quarter ended
	3/31/2021	12/31/2020	3/31/2020

Total Funded Origination Volume	$29,426	$23,956	$8,165
Total Fallout Adjusted Lock Volume	23,553	21,151	10,526
Gain on sale margin (bps)[1]	128	200	97
Servicing portfolio - Units	409,075	359,323	255,817
Servicing portfolio - UPB	$109,923	$91,483	$57,905

Total revenue, net	$422.0	$453.9	$67.6
Origination segment direct expenses	157.8	153.6	51.8
Servicing segment direct expenses	18.7	18.3	13.3
Corporate expenses	50.5	51.1	18.9
Total expenses	227.0	223.0	84.0
Net income (loss)	149.0	184.5	(10.6)
Net income (loss) per share[2]	$1.07	$1.33	$(0.08)

(1) Calculated as gain on sale, net, divided by Fallout Adjusted Lock Volume. We previously calculated gain on sale margin as gain on sale, net, divided by Total Funded Origination Volume. We believe that the calculation of gain on sale margin presented herein aligns more closely with when revenue is recognized under U.S. GAAP and we intend to use such presentation on a go-forward basis. For reference, we have also made available supplemental financial information, which includes the calculation of gain on sale margin as presented herein for each of the historical quarterly periods beginning with the quarter ended December 31, 2019, which is available free of charge on the Securities and Exchange Commission’s website at www.sec.gov and on our website at investors.homepoint.com.

(2) On January 21, 2021, Home Point Capital effected a stock split of its outstanding common stock pursuant to which the 100 outstanding shares were split into 1,388,601.11 shares each, for a total of 138,860,103 shares of outstanding common stock. As a result, all amounts relating to per share amounts have been retroactively adjusted to reflect this stock split.

First Quarter 2021 Highlights

•	Quarterly funded origination volume of $29 billion, more than tripling volume from the first quarter of 2020, and up 23% versus the fourth quarter of 2020.

•
Total revenue, net of $422 million, a 525% increase from the prior year quarter, and a 7% decrease from the fourth quarter of 2020. Revenue for the first quarter of 2021 includes a $102 million net mark-to-market gain in the fair value of the Company’s mortgage servicing rights (MSR) portfolio, as a result of the significant increase in interest rates during the quarter.

•	Gain on sale margin of 128 basis points, up from 97 basis points in the first quarter of 2020, and down from 200 basis points in the fourth quarter of 2020.

•
Net income of $149 million (or $1.07 per share), compared to a net loss of $11 million (or a loss of $0.08 per share) year-over-year, and compared to $184 million (or $1.33 per share) in the fourth quarter of 2020. Adjusted net income[1], excluding the $77 million after-tax mark-to-market gain on the MSR portfolio for the first quarter of 2021, was $72 million (or $0.52 per share).

•	Broker Partners totaled 6,023 as of March 31, 2021, a 72% increase from the end of the first quarter of 2020, and a 12% increase from year-end 2020.

•	Servicing customers of 409,075 at the end of the first quarter of 2021, a 60% increase from the end of the first quarter of 2020, and a 14% increase from year-end 2020.

•	Servicing portfolio unpaid principal balance (UPB) of $109.9 billion as of March 31, 2021, up 90% from the end of the first quarter of 2020, and up 14% from year-end 2020.

Origination Segment

Home Point Capital’s Origination segment originates and sells residential real estate mortgage loans. These loans are sourced through three channels. Our primary channel is Wholesale, where we work with mortgage brokerages to source new customers. In our Correspondent channel, we acquire customers through a network of mortgage banks and financial institutions. Our Direct channel retains Home Point Capital serviced customers in our ecosystem.

The Origination segment generated a contribution margin of $189 million for the first quarter of 2021, up from $63 million for the first quarter of 2020, and down from $302 million for the fourth quarter of 2020.

(1) Non-GAAP measure. See non-GAAP reconciliation for a reconciliation to the nearest GAAP measure.

 Origination Segment – Financial Highlights and Summary of Key Performance Indicators

($mm)	For the quarter ended
	3/31/2021	12/31/2020	3/31/2020

Gain on loans, net	$301.2	$422.2	$102.6
Loan fee income	44.1	35.5	12.0
Loan servicing fees	(0.0)	(1.5)	(0.6)
Interest income, net	1.3	(0.2)	0.5
Total Origination segment revenue	346.6	455.9	114.6
Directly attributable expense	(157.8)	(153.6)	(51.8)
Contribution margin	$188.8	$302.3	$62.7

Key Performance Indicators[1]	For the quarter ended
	3/31/2021	12/31/2020	3/31/2020

Total Funded Origination Volume	$29,426	$23,956	$8,165
Total Fallout Adjusted Lock Volume	$23,553	$21,151	$10,526

Total Gain on Sale Margin (bps)[2]	128	200	97

Origination Volume by Purpose:
Purchase	20.4%	29.5%	39.3%
Refinance	79.6%	70.5%	60.7%

Third Party Partners:
Number of Broker Partners	6,023	5,372	3,512
Number of Correspondent Partners	620	604	552

(1) See Appendix for additional volume and gain on sale information by channel.
(2) Calculated as gain on sale, net, divided by Fallout Adjusted Lock Volume. We previously calculated gain on sale margin as gain on sale, net, divided by Total Funded Origination Volume. We believe that the calculation of gain on sale margin presented herein aligns more closely with when revenue is recognized under U.S. GAAP and we intend to use such presentation on a go-forward basis. For reference, we have also made available supplemental financial information, which includes the calculation of gain on sale margin as presented herein for each of the historical quarterly periods beginning with the quarter ended December 31, 2019, which is available free of charge on the Securities and Exchange Commission’s website at www.sec.gov and on our website at investors.homepoint.com.

Servicing Segment

Home Point Capital’s Servicing segment generates revenue through contractual fees earned by performing daily administrative and management activities for mortgage loans that were primarily sourced by the Company’s Originations segment. These loans are serviced on behalf of investors/guarantors, primarily Fannie Mae, Freddie Mac and Ginnie Mae.

The Servicing segment generated a contribution margin of $65 million for the first quarter of 2021, compared to $(56) million for the first quarter of 2020 and $(17) million for the fourth quarter of 2020.

Servicing Segment – Financial Highlights and Key Performance Indicators

($mm)	For the quarter ended
3/31/2021	12/31/2020	3/31/2020

Gain on loans, net	$-	$(0.0)	$-
Loan servicing fees	70.3	55.8	43.8
Interest income, net	0.3	0.3	5.3
Other income	0.1	0.1	0.1
Total Servicing segment revenue	70.7	56.2	49.1
Directly attributable expense	(18.7)	(18.3)	(13.3)
Primary Margin	52.0	37.9	35.9
Change in MSR fair value: amortization	(89.2)	(71.9)	(36.2)
Change in MSR fair value: mark-to-market, net of hedge	102.0	17.2	(55.4)
Contribution margin	$64.9	$(16.8)	$(55.7)

Key Performance Indicators	For the quarter ended[1]
3/31/2021	12/31/2020	3/31/2020

MSR servicing portfolio - UPB	$109,923	$91,483	$57,905
Average MSR servicing portfolio - UPB	$100,703	$83,305	$56,041
MSR servicing portfolio - Units	409,075	359,323	255,817
Weighted average coupon rate	3.19%	3.41%	3.94%
60+ days delinquent, incl. forbearance	2.7%	4.4%	1.7%
60+ days delinquent, excl. forbearance	1.0%	1.5%	NA
MSR multiple	3.8	x	2.9	x	2.6	x

(1) Figures as of period end, except “Average MSR servicing portfolio - UPB” which is average for the period.

Balance Sheet and Liquidity Highlights

Home Point Capital had available liquidity of $443 million as of March 31, 2021, comprising $219 million of cash and cash equivalents and $224 million of undrawn capacity from mortgage servicing rights lines of credit and other credit facilities. The Company’s warehouse capacity of $6.4 billion as of March 31, 2021 increased from $4.2 billion at the end of the fourth quarter of 2020.

($mm)	As of
	3/31/2021	12/31/2020	3/31/2020

Cash and cash equivalents	$219.3	$165.2	$35.8
Mortgage servicing rights (at fair value)	1,156.4	748.5	475.9
Warehouse lines of credit	4,847.4	3,005.4	1,621.2
Term debt and other borrowings, net	888.4	454.0	429.2
Total shareholders’ equity	782.3	927.5	463.7

Conference Call and Webcast

Members of Home Point Capital’s management team will host a conference call and live webcast on Thursday, May 6, 2021 at 8:30 a.m. ET to review the Company’s financial results for the first quarter ended March 31, 2021.

The conference call may be accessed by dialing (800) 768-5901 (toll-free) or (415) 226-5359 (international), using the passcode 21993573. The number should be dialed at least ten minutes prior to the start of the call. A simultaneous webcast will also be available and can be accessed through the Investor Relations section of Home Point Capital’s website at investors.homepoint.com.

An investor presentation will be referenced during the call, and it will be available prior to the call through the Investor Relations section of Home Point Capital’s website.

A telephonic replay of the call will be available approximately two hours after the live call through Thursday, May 13, 2021 by dialing (844) 512-2921 (toll-free) or (412) 317-6671 (international), passcode 21993573. To access a replay of the webcast, please visit Events in the Investor Relations section of Home Point Capital’s website.

About Home Point Capital

Home Point Capital is the parent company of Homepoint, one of the nation’s leading mortgage originators and servicers, as well as wholly owned subsidiaries Home Point Mortgage Acceptance Corporation and Home Point Asset Management. Home Point Capital’s primary business entity, Homepoint, puts people front and center of the homebuying and homeownership experience. The Company supports successful homeownership as a crucial element of broader financial security and well-being through delivering long-term value beyond the loan. Founded in 2015 and headquartered in Ann Arbor, Michigan, Homepoint works with a nationwide network of more than 6,000 mortgage broker and correspondent partners with deep knowledge and expertise about the communities and customers they serve. Today, Homepoint is the nation’s third-largest wholesale mortgage lender and the 7th-largest non-bank mortgage lender.

Home Point Financial Corporation d/b/a Homepoint. NMLS No. 7706 (For licensing information, go to: nmlsconsumeraccess.org). Home Point Financial Corporation does not conduct business under the name, “Homepoint” in IL, KY, LA, MD, NY, or WY. In these states, the company conducts business under the full legal name, Home Point Financial Corporation. 2211 Old Earhart Road, Suite 250, Ann Arbor, MI 48105. Toll-Free Tel: 888-616-6866.

Forward Looking Statements

This press release contains certain “forward-looking statements,” as that term is defined in the U.S. federal securities laws. In addition, from time to time, the Company or its representatives have made, or may make, forward-looking statements orally or in writing. These forward-looking statements include, but are not limited to, statements other than statements of historical facts, including among others, statements relating to the Company’s future financial performance, the Company’s business prospects and strategy, anticipated financial position, liquidity and capital needs, the industry in which the Company operates and other similar matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should” and the negative of these terms or other comparable terminology often identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those contemplated include, among others: the spread of the COVID-19 outbreak and severe disruptions in the U.S. and global economy and financial markets it has caused; our reliance on our financing arrangements to fund mortgage loans and otherwise operate our business; the dependence of our loan origination and servicing revenues on macroeconomic and U.S. residential real estate market conditions; counterparty risk; the requirement to make servicing advances that can be subject to delays in recovery or may not be recoverable in certain circumstances; competition for mortgage assets that may limit the availability of desirable originations, acquisitions and result in reduced risk-adjusted returns; our ability to continue to grow our loan origination business or effectively manage significant increases in our loan production volume; competition in the industry in which we operate; our success and growth of our production and servicing activities and the dependence upon our ability to adapt to and implement technological changes; the effectiveness of our risk management efforts; our ability to detect misconduct and fraud; any cybersecurity risks, cyber incidents and technology failures; our vendor relationships; our failure to deal appropriately with various issues that may give rise to reputational risk, including legal and regulatory requirements; exposure to new risks and increased costs as a result of initiating new business activities or strategies or significantly expanding existing business activities or strategies; the impact of changes in political or economic stability or by government policies on our material vendors with operations in India; the impact of interest rate fluctuations; risks associated with hedging against interest rate exposure; the impact of any prolonged economic slowdown, recession or declining real estate values; risks associated with financing our assets with borrowings; risks associated with a decrease in value of our collateral; the dependence of our operations on access to our financing arrangements; risks associated with the financial and restrictive covenants included in our financing agreements; risks associated with higher risk loans that we service; risks associated with derivative financial instruments; our ability to foreclose on our mortgage assets in a timely manner or at all; our ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct our business; legislative and regulatory changes that impact the mortgage loan industry or housing market; and changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies or such changes that increase the cost of doing business with such entities. You should carefully consider the foregoing factors and the other risks and uncertainties that may affect the Company’s business, including those described in documents filed from time to time by the Company with the Securities and Exchange Commission. Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date thereof. Except as required under applicable law, the Company does not assume any obligation to update these forward-looking statements.

Consolidated Statements of Income (Loss)

($ in millions, except per share data)

(Unaudited)

($mm, except per share values)	For the quarter ended
	3/31/2021	12/31/2020	3/31/2020

Gain on loans, net	$301.2	$422.2	$102.6
Loan fee income	44.1	35.5	12.0
Interest income	25.5	17.8	15.8
Interest expense	(32.9)	(21.7)	(15.9)
Interest (expense), net	(7.4)	(3.9)	(0.1)
Loan servicing fees	70.4	54.3	43.2
Change in FV of MSR	12.9	(54.7)	(91.5)
Other income	0.8	0.6	1.4
Total revenue, net	422.0	453.9	67.6

Compensation and benefits	153.6	151.8	53.0
Loan expense	22.4	16.8	6.8
Loan servicing expense	8.1	8.0	8.0
Occupancy and equipment	8.6	7.7	5.3
General and administrative	22.2	24.1	7.2
Depreciation and amortization	2.8	1.4	1.5
Other expense	9.3	13.2	2.2
Total Expenses	227.0	223.0	84.0

Pre-tax income	195.0	230.9	(16.4)
Pre-tax margin	46%	51%	NM
Income tax expense (benefit)	50.1	49.2	(3.5)
Income from equity method investment	4.2	2.8	2.3
Net income (loss)	$149.0	$184.5	$(10.6)
Net margin	35%	41%	NM
Basic and diluted earnings per share[1]:
Basic net income (loss) per share	$1.07	$1.33	$(0.08)
Diluted total net income (loss) per share	1.06	1.31	(0.08)
Basic weighted average common stock outstanding (mm)	138.9	138.9	127.4
Diluted weighted average common stock outstanding (mm)	139.7	140.3	127.4

Adjusted income statement metrics[2]:
Adjusted revenue	$324.2	$440.7	$125.3
Adjusted net income	72.7	170.9	33.0
Adjusted net margin	22%	39%	26%

(1) On January 21, 2021, Home Point Capital effected a stock split of its outstanding common stock pursuant to which the 100 outstanding shares were split into 1,388,601.11 shares each, for a total of 138,860,103 shares of outstanding common stock. As a result, all amounts relating to per share amounts have been retroactively adjusted to reflect this stock split.

(2) Non-GAAP measures. See non-GAAP reconciliation for a reconciliation of each measure to the nearest GAAP measure.

Consolidated Balance Sheets

($ in millions)

(Unaudited)

($mm)	As of
	3/31/2021	12/31/2020	3/31/2020

Assets:
Cash and cash equivalents	$219.3	$165.2	$35.8
Restricted cash	41.9	31.7	52.3
Cash and cash equivalents and Restricted cash	261.1	196.9	88.2
Mortgage loans held for sale (at fair value)	5,191.3	3,301.7	1,732.4
Mortgage servicing rights (at fair value)	1,156.4	748.4	475.9
Property and equipment, net	23.0	21.7	13.4
Accounts receivable, net	290.6	152.8	59.6
Derivative assets	186.9	334.3	281.2
Goodwill and intangibles	10.8	10.8	11.1
GNMA loans eligible for repurchase	1,446.4	2,524.2	500.4
Other assets	103.9	87.6	99.4
Total assets	$8,670.4	$7,378.6	$3,261.6

Liabilities and Shareholders’ Equity:
Warehouse lines of credit	$4,847.4	$3,005.4	$1,621.2
Term debt and other borrowings, net	888.4	454.0	429.2
Accounts payable and accrued expenses	196.5	167.5	127.8
GNMA loans eligible for repurchase	1,446.4	2,524.2	500.5
Other liabilities	509.2	299.9	119.2
Total liabilities	7,888.1	6,451.1	2,797.9

Shareholders’ Equity:
Common stock	-	-	-
Additional paid in capital	69.5	519.5	517.4
Retained earnings (accumulated deficit)	712.8	408.0	(53.7)
Total shareholders’ equity	782.3	927.5	463.7
Total liabilities and shareholders’ equity	$8,670.4	$7,378.6	$3,261.6

Volume and Margin Detail by Channel

($mm)	For the quarter ended
	3/31/2021	12/31/2020	3/31/2020

Funded Origination Volume by Channel
Wholesale	$19,668	$14,130	$4,947
Correspondent	8,243	8,576	2,926
Direct	1,515	1,249	293
Total Funded Origination Volume	$29,426	$23,956	$8,165

Fallout Adjusted Lock Volume by Channel
Wholesale	$16,140	$13,705	$6,963
Correspondent	6,673	6,608	3,228
Direct	740	839	335
Total Fallout Adjusted Lock Volume	$23,553	$21,151	$10,526

Gain on Sale Margin by Channel (bps)[1]
Wholesale	152	234	187
Correspondent	33	31	66
Direct	362	399	435
Total Gain on Sale Margin by Channel	125	177	158
Other[2]	3	22	(60)
Total Gain on Sale Margin (bps)	128	200	97

(1) Calculated as gain on sale, net, divided by Fallout Adjusted Lock Volume. We previously calculated gain on sale margin as gain on sale, net, divided by Total Funded Origination Volume. We believe that the calculation of gain on sale margin presented herein aligns more closely with when revenue is recognized under U.S. GAAP and we intend to use such presentation on a go-forward basis. For reference, we have also made available supplemental financial information, which includes the calculation of gain on sale margin as presented herein for each of the historical quarterly periods beginning with the quarter ended December 31, 2019, which is available free of charge on the Securities and Exchange Commission’s website at www.sec.gov and on our website at investors.homepoint.com.

(2) Includes realized and unrealized gains/(losses) on locks and mortgage loans held for sale, net hedging results, the provision for the representation and warranty reserve, and differences between modeled and actual pull-through.

GAAP to Non-GAAP Reconciliations

RECONCILIATION OF ADJUSTED REVENUE TO TOTAL REVENUE, NET
($mm)	For the quarter ended
	3/31/2021	12/31/2020	3/31/2020

Total revenue, net	$422.0	$455.0	$67.6
Income from equity method investment	4.2	2.8	2.3
Change in fair value of MSR, net of hedge	(102.0)	(17.2)	55.4
Adjusted revenue	$324.2	$440.7	$125.3

RECONCILIATION OF ADJUSTED NET INCOME TO TOTAL NET INCOME (LOSS)
($mm)	For the quarter ended
	3/31/2021	12/31/2020	3/31/2020

Total net income (loss)	$149.0	$184.4	$(10.5)
Change in fair value of MSR, net of hedge	(102.0)	(17.2)	55.4
Income tax effect of change in fair value of MSR, net of hedge	25.7	3.7	(11.8)
Adjusted net income	$72.7	$170.9	$33.0

RECONCILIATION OF ADJUSTED NET MARGIN TO NET MARGIN
($mm)	For the quarter ended
	3/31/2021	12/31/2020	3/31/2020

Total revenue, net	$422.0	$455.1	$67.6
Total net income (loss)	149.0	184.5	(10.5)
Net margin	35%	41%	NM

Adjusted revenue	$324.2	$440.7	$125.3
Adjusted net income	72.7	170.9	33.0
Adjusted net margin	22%	39%	26%

Non-GAAP Financial Measures

To provide investors with information in addition to our results as determined under Generally Accepted Accounting Principles (“GAAP”), we disclose Adjusted revenue, Adjusted net Income, and Adjusted net margin as “non-GAAP measures,” which management believes provide useful information to investors. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

We define Adjusted revenue as Total net revenue exclusive of the impact of the change in fair value of MSRs related to changes in valuation inputs and assumptions, net of MSRs hedge and adjusted for Income from equity method investment.

We define Adjusted net income as Net income (loss) exclusive of the impact of the change in fair value of MSRs related to changes in valuation inputs and assumptions, net of MSRs hedge.

We exclude changes in fair value of MSRs, net of hedge from each of Adjusted revenue and Adjusted net income (loss) as they add volatility and are not indicative of the Company’s operating performance or results of operation. This adjustment does not include changes in fair value of MSRs due to realization of cash flows, which remain in each of Adjusted revenue and Adjusted net income (loss). Realization of cash flows occurs when cash is collected as customers make scheduled payments, partial prepayments of principal, or pay their mortgage in full.

We define Adjusted net margin by dividing Adjusted net income by Adjusted revenue.

We believe that the presentation of Adjusted revenue, Adjusted net Income, and Adjusted net margin provides useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted revenue, Adjusted net Income, and Adjusted net margin provide indicators of performance that are not affected by fluctuations in certain costs or other items. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. The Company measures the performance of the segments primarily on a contribution margin basis. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures. However, these measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, or any other operating performance measure calculated in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Investor Relations Contact:

Home Point Capital: Gary Stein investor@hpfc.com (734) 205-9680

Media Contacts:

Home Point Capital: Brad Pettiford
media@hpfc.com

Haven Tower for Home Point Capital:
homepoint@haventower.com